Exhibit 99.1

AGS REPORTs Record Fourth QUARTER and Full Year 2023 RESULTS

Fourth Quarter 2023 Highlights:

•	Total Revenue Increased 15% Y/Y to a Record $94.2 Million; Eleventh Consecutive Quarter of Double-Digit Y/Y Growth
•	Global EGM Sales Reached a Record 1,519 Units; Up by Over 30% Y/Y for the Third Straight Quarter
•	Table Products Revenue Surged 24% Y/Y to a New Record; Supported by Accelerating PAX S Adoption
•	Interactive Revenue Grew More than 30% Y/Y to a Record $3.4 Million; Up 8% Versus Q3 2023
•	Income From Operations Increased 19% Y/Y to $16.0 Million; Net Income Totaled $67 Thousand
•	Total Adjusted EBITDA Advanced to a Record $42.8 Million; Total Adjusted EBITDA Margin Exceeded 45%
•	Cash From Operating Activities Totaled $26.4 Million; Free Cash Flow Topped $10 Million for the Third Quarter in a Row
•	Net Leverage Fell to 3.2x at Quarter End; Targeting Year End 2024 Net Leverage in the Range of 2.75x to 3.00x

LAS VEGAS, March 5, 2024 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the fourth quarter and full year ended December 31, 2023.

Commenting upon the Company's fourth quarter financial performance, AGS President and Chief Executive Officer David Lopez said, "The strength in our four quarter results was broad-based, with all three operating segments setting new quarterly records for revenue and Adjusted EBITDA. The quality and consistency of our recent financial performance is a true reflection of our incredibly talented and focused team, increasingly deep and diverse product offering across all three segments, and the improving efficiency and effectiveness of our execution."

Kimo Akiona, AGS Chief Financial Officer added, "We exited 2023 with a total net debt leverage ratio of 3.2 times, down from 3.8 times at the start of the year. Supported by our consistent operating momentum and execution, heightened focus on efficient and effective working capital management, continued capex deployment discipline, and anticipated cash interest savings from our recent debt repricing and repayment, a path to below 3.0 times remains well within our sight."

Summary of the Three and Twelve Months Ended December 31, 2023 and 2022

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2023	2022	% Change	2023	2022	% Change
Revenues:
EGM	$85,952	$75,338	14.1%	$327,053	$284,331	15.0%
Table Products	4,829	3,890	24.1%	17,706	14,920	18.7%
Interactive	3,370	2,508	34.4%	11,777	10,185	15.6%
Total revenues	$94,151	$81,736	15.2%	$356,536	$309,436	15.2%
Income from operations	$16,048	$13,447	19.3%	$57,393	$37,969	51.2%
Net income (loss)	$67	$2,541	(97.4)%	$428	$(8,035)	(105.3)%
Basic income (loss) per share	$0.00	$0.06	(97.1)%	$0.01	$(0.22)	(104.5)%
Diluted income (loss) per share	$0.00	$0.06	(97.1)%	$0.01	$(0.22)	(104.5)%

Adjusted EBITDA:
EGM	$38,626	$34,412	12.2%	$146,287	$127,502	14.7%
Table Products	2,842	2,370	19.9%	9,792	8,781	11.5%
Interactive	1,292	498	159.4%	2,888	2,360	22.4%
Total Adjusted EBITDA(1)	$42,760	$37,280	14.7%	$158,967	$138,643	14.7%
Total Adjusted EBITDA margin(2)	45.4%	45.6%	(20 bps)	44.6%	44.8%	(20 bps)

Fourth Quarter 2023 Financial Results

•	Total revenue increased 15% year-over-year to a record $94.2 million, representing our eleventh consecutive quarter of double-digit total revenue growth. All three operating segments delivered double-digit growth rates versus the prior year, with Interactive, Table Products and Electronic Gaming Machines ("EGM") revenue increasing 34%, 24% and 14% year-over-year, respectively. Total revenue grew approximately 5% relative to the $89.4 million delivered in Q3 2023 and has now established a new Company record in four of the past five quarters.
•

Gaming operations, or recurring revenue, totaled $59.6 million, approximately 4% ahead of the $57.4 million achieved in Q4 2022. Interactive and Table Products recurring revenue increased 34% and 7% year-over-year, respectively, with each establishing new records within their respective segments. EGM gaming operations revenue advanced 2% versus the prior year, setting a new Q4 high-water mark of $52.3 million. Recurring revenue accounted for over 60% of the Company's consolidated Q4 2023 revenue mix. Gaming operations revenue declined modestly relative to the $61.0 million achieved in Q3 2023, consistent with historically normal seasonal trends within the business.

•	Equipment sales revenue increased more than 40% year-over-year to a record $34.6 million, with EGM and Table Products sales revenue reaching records of $33.7 million and $893 thousand, respectively. Global EGM unit sales eclipsed 1,500 units for the first time ever, advancing approximately 36% year-over-year. Global EGM unit sales growth has surpassed 30% in each of the past three quarters. Equipment sales revenue increased over 20% relative to the $28.4 million delivered in Q3 2023, supported by strong growth in both EGM and Table Products sales revenue.
•	The Company generated near breakeven net income in Q4 2023 compared to $2.5 million in Q4 2022. Higher interest expense, commensurate with an increase in market-level rates, and an approximately $2 million unfavorable swing in income tax expense more than offset a nearly 20% year-over-year increase in income from operations.
•

Total Adjusted EBITDA (non-GAAP)(1) increased approximately 15% year-over-year to a record $42.8 million, marking our fifth consecutive quarter of double-digit Adjusted EBITDA growth. All three segments contributed to the record-setting performance, led by a more than doubling of Interactive Adjusted EBITDA to $1.3 million, while Table Products and EGM Adjusted EBITDA increased approximately 20% and 12% year-over-year, respectively. Q4 2023 Total Adjusted EBITDA surpassed the prior record of $40.1 million, delivered in Q3 2023, by approximately 7%. The Company has now established new Total Adjusted EBITDA records in four of the past five quarters.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 45.4%, surpassing the 45% level for the first time since Q4 2022. Q4 2023 margin performance reflects the improving margin profile of the Company's Interactive business, supported by the segment's recent outsized revenue growth; superior gross margins on the highly-modular and efficiently designed Spectra family of EGM cabinets; and operating leverage resulting from the over 15% year-over-year increase in total revenues. For the full year 2023, Adjusted EBITDA margin was 44.6%, placing it in the upper half of the Company's targeted 44% to 45% range articulated at the start of the year.

•	Net cash provided by operating activities increased approximately 10% year-over-year to $26.4 million. Q4 2023 free cash flow (non-GAAP)(2) totaled $11.0 million, up more than 45% compared to the $7.6 million delivered in the prior year period. The year-over-year improvement in free cash flow generation reflects the Company's record-setting operating performance, heightened focus on efficient and effective working capital management, and continued capex deployment discipline. The Company has now generated over $10 million of free cash flow in three consecutive quarters.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures; see non-GAAP reconciliation below.

(2) Free Cash Flow is a non-GAAP financial measure; see non-GAAP reconciliation below.

EGM

Three Months Ended December 31, 2023 compared to Three Months Ended December 31, 2022

(Amounts in thousands, except unit data)	Three Months Ended December 31,

	2023	2022	$ Change	% Change
EGM segment revenues:
Gaming operations	$52,290	$51,207	$1,083	2.1%
Equipment sales	33,662	24,131	9,531	39.5%
Total EGM revenues	85,952	75,338	10,614	14.1%

EGM Adjusted EBITDA	$38,626	$34,412	$4,214	12.2%

EGM Business Segment Key Performance Indicators ("KPI's")
EGM gaming operations:
EGM installed base:
Class II	11,193	11,251	(58)	(0.5)%
Class III	5,250	5,075	175	3.4%
Domestic installed base, end of period	16,443	16,326	117	0.7%
International installed base, end of period	6,126	6,244	(118)	(1.9)%
Total installed base, end of period	22,569	22,570	(1)	(0.0)%

EGM revenue per day ("RPD"):
Domestic revenue per day	$31.68	$31.46	$0.22	0.7%
International revenue per day	$8.86	$7.61	$1.25	16.4%
Total revenue per day	$25.47	$24.87	$0.60	2.4%

EGM equipment sales
EGM units sold	1,519	1,116	403	36.1%
Average sales price ("ASP")	$20,677	$19,382	$1,295	6.7%

EGM Quarterly Results

Domestic Gaming Operations (3)
•

Domestic EGM gaming operations, or recurring revenue, increased approximately 1% year-over-year to a fourth quarter record $47.2 million. A 15% year-over-year increase in our higher-yielding premium EGM installed base, further deployment of Spectra UR43 and initial deployment of Spectra UR 49, both of which are delivering per unit performance comparable to our premium products, and continuous installed base optimization contributed to our improved gaming operations revenue performance in the quarter. Domestic EGM recurring revenue topped $45 million for the seventh consecutive quarter and accounted for approximately 60% of the total domestic EGM revenue generated in Q4 2023.

•

The domestic EGM installed base expanded to 16,443 units at the end of Q4 2023, representing an increase of 117 units versus the prior year and up sequentially for the seventh consecutive quarter. Outsized premium EGM footprint growth and deployment of our high-performing Spectra UR43 and Spectra UR49 cabinets drove the expansion of our domestic EGM installed base in both the year-over-year and quarterly sequential periods.

•	Domestic EGM RPD increased approximately 1% year-over-year to a fourth-quarter record $31.68, exceeding $30 for the eleventh consecutive quarter. Outsized premium unit growth, further capital efficient installed base optimization, deployment of our high-performing Spectra UR43 and Spectra UR49 cabinets and a relatively stable gaming macroeconomic environment paced our improved Q4 2023 domestic EGM RPD performance versus the prior year. Domestic EGM RPD decreased modestly relative from the $32.57 achieved in Q3 2023, reflecting historically normal seasonality in market-level Gross Gaming Revenue ("GGR") trends.
•

Our installed base of high-performing premium EGM units increased 15% year-over-year and accounted for over 17% of our domestic EGM installed base at the end of Q4 2023 compared to approximately 15% at the end of Q4 2022. Our premium EGM installed base grew sequentially for the sixteenth consecutive quarter. Supported by our deep pipeline of new premium game content, including the recently-launched Pinata Pays game family, which placed two titles in the top five of the "New-Premium Leased" category within the January 2024 Eilers-Fantini Game Performance Report, and our increasingly diverse portfolio of premium cabinet offerings, with several new premium form factors scheduled to launch throughout 2024, we continue to believe we are poised to benefit from a compelling multi-year growth runway within the higher-yielding, higher-return premium game market segment.

International Gaming Operations
•

International EGM gaming operations, or recurring revenue, totaled $5.1 million, up 16% versus the $4.4 million delivered in Q4 2022. The sustained relative outperformance of established AGS franchise game themes throughout the Mexico casino market, further execution of our global installed base optimization initiatives, a stable macroeconomic backdrop, and favorable foreign exchange fluctuations all contributed to our year-over-year revenue increase. International EGM recurring revenue declined approximately 5% relative to the $5.4 million delivered in Q3 2023, with the decrease largely attributable to historically normal seasonality and, to a lesser extent, unfavorable foreign exchange movements.

•

The international EGM installed base totaled 6,126 units at December 31, 2023, representing a quarterly sequential increase of 43 units. New casino openings paced the installed base growth realized in the quarter.

•

International EGM RPD increased approximately 16% year-over-year to $8.86, establishing a new fourth quarter record. The Company estimates International EGM RPD grew approximately 4% year-over-year on a constant-currency basis. Anticipated seasonality and unfavorable foreign exchange fluctuations led to an approximately 6% quarterly sequential decline in Q4 2023 International EGM RPD.

EGM Equipment Sales
•

Global EGM sales reached a record 1,519 units in Q4 2023, representing an increase of over 35% compared to the 1,116 units sold in Q4 2022. Sustained Spectra UR43 demand momentum, supported by the continued strong performance of multiple titles on the cabinet; initial sales of our recently-launched Spectra UR49 cabinet; a strategic focus on broadening our customer account penetration, particularly with larger multi-site corporate operators; the ability to leverage a deeper and more diverse suite of game content and cabinet variety to increase average order size; and continued outsized penetration of the Historical Horse Racing ("HHR") market, aided by the strength of our game performance, contributed to our improved EGM unit sales performance versus the prior year. Global EGM unit sales increased approximately 13% relative to the 1,345 units sold in Q3 2023 and have now grown sequentially in eleven of the past twelve quarters.

•

The average sales price ("ASP") in Q4 2023 was $20,677 versus $19,382 in Q4 2022, surpassing the $20,000 level for the second time in the past three quarters. Our improved quarterly ASP performance reflects the superior pricing we have been able to command on our high-performing Spectra family of cabinets and continued implementation of our price integrity initiatives. ASP increased approximately 7% relative to the $19,380 delivered in Q3 2023, with the lift largely attributable to a greater mix of Spectra family cabinet sales, including our premium-priced Spectra UR49, and a decrease in the relative weighting of lower-priced convert-to-sale unit sales.

•

The Company sold units into 30 U.S. states, four Canadian provinces and four international jurisdictions outside of the U.S. and Canada throughout Q4 2023, supported by further successful execution of our strategic initiative to broaden our customer account penetration, particularly with larger corporate buyers. To that end, we sold units to nearly 180 unique customers in Q4 2023, representing an increase of more than 70% versus the prior year and over 60% higher than the number sold to in Q4 2019.

Product Highlights
•	The Company's Spectra family of gaming cabinets continues to take the gaming industry by storm, with both Spectra UR49 and UR43 achieving a top-five ranking in the January 2024 Eilers-Fantini Cabinet Performance Report, with reported theoretical index performance of 1.62 times and 1.51 times zone average, respectively. The Spectra duo's exceptional performance put AGS in an enviable position as the only manufacturer with two cabinets in the top five of any category within the Eilers Report. The Spectra UR43 footprint surpassed 4,000 units at year end 2023, while Spectra UR49 continued to gain steam with nearly 170 units deployed. With multiple game themes in various stages of the field testing process and several new additions to the cabinet lineup scheduled for release in 2024, the Company believes it remains in the very early innings of realizing the Spectra family's true growth potential.
•	AGS' decision to strategically transform the scale and scope of its game development team beginning in the back half of 2019 has provided the Company with the content needed to consistently scale the business. The byproduct of this multi-year effort was well-represented within the January 2024 Eilers-Fantini Game Performance Report, as the Company placed seven titles in the Quarterly Top-50 New Core games, while also producing two top-five titles in the report's New Premium Leased category. Supported by the breadth, depth and quality of its current game portfolio, which features contributions from each of the Company's game development studios, AGS has uniquely armed itself with the tools needed to simultaneously execute its recurring revenue yield optimization initiatives, while also positioning the Company to emerge as the middle-tier provider of choice in the North American slot sales market.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended December 31, 2023 compared to Three Months Ended December 31, 2022

(Amounts in thousands, except unit data)	Three Months Ended December 31,

	2023	2022	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,936	$3,691	$245	6.6%
Equipment sales	893	199	694	348.7%
Total Table Products revenues	$4,829	$3,890	$939	24.1%

Table Products Adjusted EBITDA	$2,842	$2,370	$472	19.9%

Table Products unit information:
Table products installed base, end of period	5,415	5,051	364	7.2%
Average monthly lease price	$239	$241	$(2)	(0.8)%

Table Products Quarterly Results

•	Total table products revenue increased 24% year-over-year to a record $4.8 million. Gaming operations, or recurring, revenue accounted for over 80% of Q4 2023 segment-level revenue. Total table products revenue advanced approximately 10% relative to the $4.4 million achieved in Q3 2023.
•	Gaming operations revenue reached a record $3.9 million, representing a year-over-year increase of approximately 7%. Growth across all major segments of our table products installed base, including an over 65% increase in the number of shufflers installed on lease, drove our improved recurring revenue performance versus the prior year. Broad-based installed base growth also paced a 2% increase in recurring revenue on a quarterly sequential basis.
•	The table products installed base totaled 5,415 units at the end of Q4 2023, up 364 units, or approximately 7%, versus the prior year. A more than 65% increase in both our PAX S and DEX S shuffler lease bases, further customer adoption of our all-inclusive AGS Arsenal site license offering, which contributed to outsized premium game growth of approximately 19%, and an over 30% increase in our Bonus Spin Xtreme ("BSX") progressive installed base combined to drive our year-over-year installed base growth. This same set of growth catalysts, along with new casino opening activity, contributed to an over 100 unit increase in our installed base versus the prior sequential quarter.
•	The average monthly lease price ("ALP") was relatively consistent versus the prior year and prior sequential quarter at $239.
•	Equipment sales revenue more than quadrupled year-over-year to a record $893 thousand, exceeding the prior record, established in Q2 2023, by nearly 70%. Supported by new casino opening activity, PAX S sales surpassed 35 units, while we also benefitted from the sale of 13 DEX S units in the quarter.
•	Table Products Adjusted EBITDA increased 20% year-over-year to a record $2.8 million. Adjusted EBITDA margin was 58.9% compared to 60.9% in Q4 2022, reflecting a higher allocation of field service expense to the segment to better align with the current composition of the installed base and a greater mix of equipment sales revenue. Table Products Adjusted EBITDA increased by more than 15% versus the $2.4 million delivered in Q3 2023, representing our third consecutive quarter of sequential Adjusted EBITDA growth. Adjusted EBITDA margin expanded by over 300bps sequentially, reflecting the operating leverage realized as a result of our outsized revenue growth.
•	The PAX S specialty game card shuffler footprint surpassed 330 units at the end of Q4 2023, with units live in over 65 unique casinos across more than 20 states and provinces. The PAX S footprint expanded by over 40 units, or approximately 14%, sequentially in Q4 2023, supported by the activation of more than 20 units in conjunction with a recent high-profile new casino opening. With PAX S approved in all major North American markets and supported by the overwhelmingly positive customer feedback received on the product to date, the Company believes it remains in the early stages of realizing PAX's true growth potential.
•	The Bonus Spin Xtreme progressive installed base increased by over 30% year-over-year and approximately 5% sequentially to 530 units. BSX is currently installed in over 50 casinos across nearly 20 jurisdictions. The enhanced BSX features and functionality scheduled to launch in 2024 should allow the product to resonate with an even broader audience, helping to drive additional customer adoption in the quarters ahead.
•	At quarter end, the Company was live with over 20 AGS Arsenal site licenses across a variety of tribal and commercial end markets. The Arsenal's compelling value proposition and our organizational commitment to investing in table product innovation continue to drive interest in our site license offering.

Interactive

Three Months Ended December 31, 2023 compared to Three Months Ended December 31, 2022

(Amounts in thousands)	Three Months Ended December 31,

	2023	2022	$ Change	% Change
Interactive segment revenue:
Gaming Operations	$3,370	$2,508	$862	34.4%
Total Interactive revenue	$3,370	$2,508	$862	34.4%

Interactive Adjusted EBITDA	$1,292	$498	$794	159.4%

Interactive Quarterly Results

•	Total Interactive revenue reached a record $3.4 million, representing an increase of 34% year-over-year and approximately 8% ahead of Q3 2023. Real-money gaming ("RMG") revenue accounted for over 90% of Q4 2023 segment-level revenue, with the balance derived from the Company's B2C social casino platform.
•	RMG revenue increased 46% year-over-year and more than 20% sequentially to a record $3.1 million. An accelerating cadence of new game launches, including the introduction of the Company's first ever online-first game theme, Double Shamrock; more tactical and targeted business development activities with our B2C operator partners; the continued strong performance of franchise brands, including Capital Gains, in the online channel; and the activation of more than 10 new B2C operator partners globally paced our record-setting Q4 2023 RMG revenue performance. Revenues earned from North American-facing customers accounted for over 90% of Q4 2023 RMG revenue mix.
•	Interactive Adjusted EBITDA more than doubled versus the prior year to a record $1.3 million, reflecting our ability to flow through a significant portion of the RMG revenue growth achieved in the quarter while simultaneously providing our team with the financial resources necessary to support achievement of our multi-year growth objectives. Adjusted EBITDA increased by over 40% compared to the $902 thousand delivered in Q3 2023, supported by further returns on the tactical investments in technical and customer-facing talent initiated in the back half of 2022. The Interactive segment has generated positive Adjusted EBITDA for sixteen consecutive quarters, consistent with the Company's commitment to profitably scaling revenues within the segment.
•	AGS maintained its position near the top of the charts in the February 2024 Eilers-Fantini Online Game Performance Report, with the exceptional performance of its new and proven online brands producing a top-five overall slot index ranking for the fourth consecutive month. The Company's "New" game performance told a similar story within the February report, ranking second best for the fourth month in a row with a reported theoretical win index of over 3 times site average. Three AGS game themes achieved a top-15 ranking within the February report's "New" game category, including Platinum 8x8x8x, Mega Diamond and 8x Crystal Bells, while its established online franchise brand, Capital Gains, ranked second in the overall slots category with a reported theoretical win index of more than 14 times site average. Looking ahead, the Company remains committed to further diversifying its online content offering to include online-first game themes, bespoke product, simple slots, instant win, and table games to further solidify its position as a partner of choice to the industry's leading B2C i-casino operators.
•	The Company's growing suite of RMG game content, consisting of over 60 proven AGS land-based titles, was live in nearly all of the most prominent regulated North American online jurisdictions and with over 80 i-gaming operators globally as of December 31, 2023. Pennsylvania, Michigan and Canada represented the Company's highest revenue generating end markets in Q4 2023.

Balance Sheet and Cash Flow Highlights

As of December 31, 2023, the Company had an available cash balance of $50.9 million and $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of over $90 million.

The total principal amount of debt outstanding, as of December 31, 2023, was $566.8 million compared to $571.4 million at December 31, 2022. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was $515.8 million as of December 31, 2023, conveying a total net debt leverage ratio of 3.2 times compared to 3.8 times as of December 31, 2022(4).

Fourth quarter 2023 capital expenditures totaled $15.4 million, bringing full year 2023 capital expenditures to $61.9 million. Growth capital expenditures, which primarily relate to gaming equipment-related investments into the Company's EGM and Table Product installed bases, accounted for approximately 60% of the total capital expenditures incurred for the full year 2023, with the balance attributable to capitalized research and development ("R&D") expenditures and investment in long-lived assets intended to support various corporate operations. The Company expects full year 2024 capital expenditures, inclusive of anticipated capitalized R&D and corporate operation expenditures, to land in the range of $65 million to $70 million.

Free cash flow(4) reached $11.0 million in Q4 2023 compared to $7.6 million in Q4 2022, pushing full year 2023 free cash flow to $27.4 million.

February 2024 Debt Repricing and Voluntary Repayment

On February 5, 2024, the Company successfully completed a repricing of its term loan credit facility. Among other things, the repricing removed the credit spread adjustment with respect to term loan borrowings and reduced the interest rate applied to such borrowings to the Secured Overnight Financing Rate (“SOFR”) plus 3.75%. Additionally, in conjunction with the repricing transaction, the Company elected to voluntarily repay $15 million of its total debt outstanding.

2024 Net Leverage Target

Supported by the relative resiliency observed across the broader North American gaming complex 2024-to-date, both with respect to GGR trends and customer purchasing demand; the growing appeal and strong performance of AGS's deeper and more diverse suite of EGM gaming cabinets and game content; the anticipated continued outsized growth in Interactive revenues; an unwavering commitment to cost containment and operational efficiency; and steadily improving free cash flow conversion, the Company expects to exit 2024 with a total net debt leverage ratio in the range of 2.75 times to 3.00 times.

(4) Total Adjusted EBITDA, Total Net Debt Leverage Ratio and Free Cash Flow are non-GAAP financial measures; see non-GAAP reconciliation below.

Conference Call and Webcast

AGS executive leadership will host a conference call on Tuesday, March 5, 2024, at 5 p.m. EST to review the Company's fourth quarter and full year 2023 financial results. Participants may visit the Company's website, investors.playags.com, to access a live webcast of the conference call and a slide presentation reviewing the Company's quarterly and full year financial performance. A replay of the webcast will be available on the Company's website following the live event. United States residents may access the call live by dialing +1 (833) 470-1428, while international participants should visit www.netroadshow.com/events/global-numbers?confId=60800 for a dial by country directory. The conference call access code is 775707.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2024 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, market conditions, and other factors. For a more detailed discussion of these and other factors, please refer to AGS's filings with the Securities and Exchange Commission ("SEC"), including those set forth under Item 1. “Business,” and Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the SEC. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$50,936	$37,891
Restricted cash	244	20
Accounts receivable, net of allowance of credit losses for $1,251 and $1,974, respectively	68,499	59,909
Inventories	36,081	35,394
Prepaid expenses	5,473	4,020
Deposits and other	4,145	8,930
Total current assets	165,378	146,164
Property and equipment, net	78,768	82,361
Goodwill	290,486	287,680
Intangible assets	123,436	142,109
Deferred tax asset	7,680	7,893
Operating lease assets	9,862	11,198
Other assets	4,728	7,346
Total assets	$680,338	$684,751

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,406	$15,244
Accrued liabilities	35,926	37,262
Current maturities of long-term debt	6,253	6,060
Total current liabilities	47,585	58,566
Long-term debt	547,499	550,081
Deferred tax liability, non-current	2,326	2,048
Operating lease liabilities, long-term	8,636	10,413
Other long-term liabilities	6,625	14,282
Total liabilities	612,671	635,390

Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at December 31, 2023 and December 31, 2022; 38,947,674 and 37,789,131 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	389	378
Additional paid-in capital	417,689	406,436
Accumulated deficit	(353,044)	(353,125)
Accumulated other comprehensive income (loss)	2,633	(4,328)
Total stockholders’ equity	67,667	49,361
Total liabilities and stockholders’ equity	$680,338	$684,751

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues
Gaming operations	$59,596	$57,406	$240,237	$223,802
Equipment sales	34,555	24,330	116,299	85,634
Total revenues	94,151	81,736	356,536	309,436
Operating expenses
Cost of gaming operations(5)	13,248	10,688	50,278	42,200
Cost of equipment sales(5)	15,995	12,442	54,849	44,472
Selling, general and administrative	16,869	16,847	73,248	67,728
Research and development	10,909	9,676	42,385	39,628
Write-downs and other (gains) charges	810	99	1,434	1,923
Depreciation and amortization	20,272	18,537	76,949	75,516
Total operating expenses	78,103	68,289	299,143	271,467
Income from operations	16,048	13,447	57,393	37,969
Other expense (income)
Interest expense	15,064	12,757	57,426	40,608
Interest income	(588)	(331)	(1,855)	(1,059)
Loss on extinguishment and modification of debt	-	-	-	8,549
Other expense (income)	456	(583)	109	131
Income (loss) before income taxes	1,116	1,604	1,713	(10,260)
Income tax (expense) benefit	(1,049)	937	(1,285)	2,225
Net income (loss)	67	2,541	428	(8,035)
Foreign currency translation adjustment	2,178	1,276	6,961	1,742
Total comprehensive income (loss)	$2,245	$3,817	$7,389	$(6,293)

Basic and diluted income per common share:
Basic	$0.00	$0.06	$0.01	$(0.22)
Diluted	$0.00	$0.06	$0.01	$(0.22)
Weighted average common shares outstanding:
Basic	38,769	37,747	38,167	37,252
Diluted	38,839	37,747	38,190	37,252

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$428	$(8,035)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	76,949	75,516
Accretion of contract rights under development agreements and placement fees	6,273	6,345
Amortization of deferred loan costs and discount	2,574	2,803
Write-off of deferred loan costs and discount	-	1,586
Cash paid for debt prepayment penalties to prior debt holders	-	848
Stock-based compensation expense	11,264	11,893
Provision for bad debts	642	465
Disposal of long-lived assets	596	427
Impairment of assets	838	30
Fair value adjustment of contingent consideration:	-	1,466
Benefit (expense) from deferred income tax	1,598	(829)
Changes in assets and liabilities that relate to operations:
Accounts receivable	(7,694)	(10,534)
Inventories	4,295	(6,252)
Prepaid expenses	(1,436)	450
Deposits and other	5,206	(436)
Other assets, non-current	1,600	806
Accounts payable and accrued liabilities	(16,934)	1,160
Net cash provided by operating activities	86,199	77,709
Cash flows from investing activities
Proceeds from payments on customer notes receivable	3,081	1,867
Business acquisitions, net of cash acquired	-	(4,750)
Purchase of intangibles	(183)	-
Software development and other expenditures	(23,377)	(21,127)
Proceeds from disposition of assets	22	33
Purchases of property and equipment	(38,361)	(48,111)
Net cash used in investing activities	(58,818)	(72,088)
Cash flows from financing activities
Repayment of prior first lien credit facilities	-	(521,215)
Repayment of first lien credit facilities	(5,750)	(4,313)
Repayment of incremental term loans	-	(93,575)
Payment of financed placement fee obligations	(5,735)	(5,253)
Proceeds from term loans	-	569,250
Payment of deferred loan costs	-	(4,838)
Payment of debt prepayment penalties to prior debt holders	-	(848)
Payments of previous acquisition obligation	(310)	(514)
Payments on finance leases and other obligations	(2,038)	(1,213)
Repurchase of stock	(347)	(201)
Net cash used in financing activities	(14,180)	(62,720)
Effect of exchange rates on cash and cash equivalents	68	13
Net increase in cash, cash equivalents and restricted cash	13,269	(57,086)
Cash, cash equivalents and restricted cash, beginning of period	37,911	94,997
Cash, cash equivalents and restricted cash, end of period	$51,180	$37,911

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new finance lease liabilities	$1,658	$476
Leased assets obtained in exchange for new lease liabilities	$882	$956
Property and equipment obtained in exchange for new other long-term liability	$2,489	$-

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net income, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended December 31,
(Amounts in thousands)
	2023	2022	$ Change	% Change
Net income	$67	$2,541	$(2,474)	(97.4)%
Income tax benefit (expense)	1,049	(937)	1,986	(212.0)%
Depreciation and amortization	20,272	18,537	1,735	9.4%
Interest expense, net of interest income and other	14,932	11,843	3,089	26.1%
Write-downs and other (gains) charges(6)	810	99	711	718.2%
Other adjustments(7)	500	1,228	(728)	(59.3)%
Other non-cash charges(8)	2,452	2,648	(196)	(7.4)%
Non-cash stock-based compensation(9)	2,678	1,321	1,357	102.7%
Total Adjusted EBITDA	$42,760	$37,280	$5,480	14.7%

	Three Months Ended December 31,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2023	2022	$ Change	% Change
Total revenues	$94,151	$81,736	$12,415	15.2%
Total Adjusted EBITDA	$42,760	$37,280	$5,480	14.7%
Total Adjusted EBITDA margin	45.4%	45.6%	(0.2)%	(20 bps)

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(7) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(9) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	December 31,	December 31,
	2023	2022
Total principal amount of debt	$566,754	$571,376
Less: Cash and cash equivalents	50,936	37,891
Total net debt	$515,818	$533,485
LTM Adjusted EBITDA	$158,967	$138,643
Total net debt leverage ratio	3.2	3.8

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities and proceeds from payments on customer notes receivable less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures and add proceeds from payments on customer notes receivable to net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Year Ended December 31, 2023	Nine Months Ended September 30, 2023	Three Months Ended December 31, 2023
Net cash provided by operating activities	$86,199	$59,755	$26,444
Proceeds from payments on customer notes receivable	3,081	3,081	-
Purchase of intangibles	(183)	(183)	-
Software development and other expenditures	(23,377)	(17,855)	(5,522)
Purchases of property and equipment	(38,361)	(28,458)	(9,903)
Free Cash Flow	$27,359	$16,340	$11,019

(Amounts in thousands)	Year Ended December 31, 2022	Nine Months Ended September 30, 2022	Three Months Ended December 31, 2022
Net cash provided by operating activities	$77,709	$52,574	$25,135
Proceeds from payments on customer notes receivable	1,867	137	$1,730
Software development and other expenditures	(21,127)	(15,439)	(5,688)
Purchases of property and equipment	(48,111)	(34,484)	(13,627)
Free Cash Flow	$10,338	$2,788	$7,550